Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Better Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$10,000,000	0.0001102	$1,102

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$10,000,000	0.0001102	$1,102

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,102

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.